Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

ASSET ENTITIES INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Shares of Class B Common Stock, $0.0001 par value per share, underlying shares of Series A Convertible Preferred Stock, $0.0001 par value per share(2)	Other(3)	914,832	(2)	$3.75	(4)	$3,430,618.75	(4)	0.00015310	$525.23

Fees to be Paid	Equity	Shares of Class B Common Stock, $0.0001 par value per share, underlying shares of Series A Convertible Preferred Stock, $0.0001 par value per share(2)	Other(3)	569,800	(2)	$3.75	(4)	$2,136,751.25	(4)	0.00015310	$327.14
	Total Offering Amounts							$5,567,371.25			$852.36	(4)
	Total Fees Previously Paid										$525.23	(5)
	Total Fee Offsets										$0.00
	Net Fee Due										$327.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of additional securities that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an aggregate of up to 1,484,632 shares of Class B Common Stock, $0.0001 par value per share, of the registrant (the “Class B Common Stock”), issuable upon the conversion of a variable amount of up to 256 shares of Series A Convertible Preferred Stock, $0.0001 par value per share, of the registrant (the “Series A Preferred Stock”), pursuant to the Securities Purchase Agreement, dated as of May 24, 2024, between the registrant and Ionic Ventures, LLC, a California limited liability company (“Ionic”), as amended by the First Amendment to Securities Purchase Agreement, dated as of June 13, 2024, between the registrant and Ionic, and the Certificate of Designation of Series A Convertible Preferred Stock of the registrant filed with the Secretary of State of the State of Nevada on May 24, 2024, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on June 14, 2024, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on September 4, 2024 at 9:58 AM Pacific Daylight Time, as amended by the Certificate of Amendment to Designation filed with the Secretary of State of the State of Nevada on September 4, 2024 at 11:38 AM Pacific Daylight Time.

(3)	Registration fee calculated pursuant to 457(g) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based upon the initial conversion price of $3.75 per share of Class B Common Stock of the Series A Preferred Stock.

(5)	Fees of $525.23 were previously paid upon the initial filing of the Registration Statement on Form S-1 to which this exhibit is attached.